EXHIBIT 99

July 8, 2008

FOR IMMEDIATE RELEASE

PG&E CORPORATION’S PETER DARBEE TO ASSUME ADDITIONAL RESPONSIBILITY AS CEO OF PACIFIC GAS AND ELECTRIC COMPANY

(San Francisco, CA)  PG&E Corporation (NYSE:PCG) announced today that Peter A. Darbee, Chairman, CEO and President, will assume the additional duties of CEO and President of Pacific Gas and Electric Company effective upon approval from the California Public Utilities Commission.

The assumption of the leadership role at Pacific Gas and Electric Company results from the departure of William T. Morrow who informed the company he is leaving to pursue opportunities to re-enter the international technology and telecom sector.

“Peter Darbee’s assumption of the chief executive responsibilities of Pacific Gas and Electric Company recognizes that our current corporate focus is built around optimizing the financial and operational performance of our core utility unit,” said C. Lee Cox, lead director of PG&E Corporation and Chairman of Pacific Gas and Electric Company.  “With oversight for the utility’s business plan and execution, this enables Peter to direct his principal leadership focus toward ensuring that PG&E remains locked in on taking the next steps necessary to fulfill shareholder and customer objectives,” Cox added.

“Bill Morrow is an executive of exceptional talents and abilities,” said Darbee.  “We thank him for his contributions in helping PG&E pursue its vision of being the leading utility in the United States, and we wish him success in his future endeavors,” Darbee added.

PG&E said that John S. “Jack” Keenan will continue to serve as the utility’s Chief Operating Officer and remain responsible for directing the company’s operational activities.

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation, is one of the largest combined natural gas and electric utilities in the United States. Based in San Francisco, with 20,000 employees, the company delivers some of the nation’s cleanest energy to 15 million people in northern and central California. For more information, visit www.pge.com/about/